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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Maguire Properties, Inc.:

We consent to the use of our reports on the consolidated balance sheet of Maguire Properties, Inc. and subsidiaries as of September 30, 2002; the combined financial statements of the Maguire Properties Predecessor as of September 30, 2002 and December 31, 2001 and 2000, and for the nine months ended September 30, 2002 and for each of the years in the three-year period ended December 31, 2001; the consolidated financial statements of Bunker Hill Equity, LLC and subsidiaries, the combined financial statements of North Tower Manager, LLC and North Tower Member, LLC, and the consolidated financial statements of Maguire Partners -- Glendale Center, LLC and subsidiary as of September 30, 2002 and December 31, 2001 and 2000, and for the nine months ended September 30, 2002 and for each of the years in the three-year period ended December 31, 2001; the financial statements of Maguire Partners -- South Tower, LLC as of December 31, 2001 and 2000, and for the period from January 1, 2002 through September 13, 2002 and for each of the years in the three-year period ended December 31, 2001; and the financial statements of Maguire Thomas Partners -- Fifth & Grand, Ltd. and Maguire Thomas Partners -- Treptow Development Company for the period from January 1, 2000 through December 20, 2000 and the year ended December 31, 1999; included herein and to the reference to our firm under the heading "Experts" in the prospectus.



                                                       /s/ KPMG LLP

Los Angeles, California
February 5, 2003